Exhibit 99.1

CONSOL Energy Announces Results for the First Quarter 2022

CANONSBURG, PA (May 3, 2022) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended March 31, 2022.

First Quarter 2022 Highlights Include:

•	GAAP net loss of ($4.5) million;
•	Net income after adjusting for the impact of unrealized mark-to-market losses on commodity derivative instruments[1] came in at $72.0 million;
•	Quarterly adjusted EBITDA[1] of $169.2 million;
•	Itmann low-vol metallurgical coal project remains on track for a 2H2022 start-up;
•	Net cash provided by operating activities of $148.2 million;
•	Quarterly free cash flow[1] of $118.0 million;
•	Coal shipments improve to 6.5 million tons;
•	2023 contracted position improved to 16.3 million tons;
•	Cash and cash equivalents of $222.9 million plus $46.1 million in restricted cash as of March 31, 2022;
•	Debt repayments, excluding premiums, of $38.5 million during 1Q22, including $25.0 million of second lien notes; and
•	Net leverage ratio[1] drops below 1.0x as of March 31, 2022.

Management Comments

“CEIX delivered a very strong 1Q22 performance across all of our business segments, shipping 6.5 million tons out of the Pennsylvania Mining Complex (PAMC) and 3.6 million tons from the CONSOL Marine Terminal (CMT), generating $118 million in free cash flow and increasing our unrestricted cash position by more than $70 million, while making debt repayments of nearly $39 million. Our operations ran very well in the quarter, as we moved past the geological issues we encountered in the second half of 2021 and have seen an ongoing improvement in railroad performance since the end of 2021. Additionally, our CONSOL Marine Terminal recorded its highest quarterly terminal revenue in its history. We continued to take advantage of the ongoing strength in the coal markets and layered in additional contract tons for 2023 and beyond. Finally, our Itmann preparation plant remains on schedule with start-up expected in the second half of 2022.”

“On the safety front, our Harvey Mine, Bailey Preparation Plant and CONSOL Marine Terminal each had ZERO employee recordable incidents during the first quarter of 2022. Our 1Q22 total recordable incident rate of 0.52 at the PAMC continues to track significantly and consistently below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing

Our sales team sold 6.5 million tons of PAMC coal during the first quarter of 2022 generating coal revenue of $473.0 million for the PAMC segment. After adjusting for the effect of settlements on commodity risk derivative instruments, the PAMC generated an average realized coal revenue per ton sold1 of $59.60, compared to 6.9 million tons at an average realized coal revenue per ton sold1 of $41.39 in the year-ago period. The significant improvement in the average realized coal revenue per ton sold1 was due to substantial improvements in the coal, natural gas, and electric power markets compared to the prior-year quarter.

On the domestic front, the commodity markets continued their upward trend during the first quarter of 2022 compared to the prior-year period and resulted in some of the highest quarterly commodity pricing levels we’ve seen since becoming an independent publicly traded company. Henry Hub natural gas spot prices averaged $4.67/mmBtu in 1Q22, a 33% improvement compared to the prior-year period. PJM West day-ahead power prices averaged $55.58/MWh in the quarter, an improvement of 82% compared to 1Q21, and the highest average quarterly level we’ve witnessed since becoming an independent public company. Despite the ongoing strength in domestic demand and commodity pricing, supply tightness has remained a consistent theme. The U.S. Energy Information Administration (EIA) estimates in its latest Short-Term Energy Outlook that domestic coal consumption will increase to 560 million tons in 2022; however, total primary supply and waste coal production, after accounting for estimated export tons, will be 535 million tons, which requires an inventory drawdown of approximately 25 million tons at domestic power plants. The EIA estimates that the U.S. will finish 2022 with 70 million tons of coal inventory at domestic power plants, compared to 95 million tons at the end of 2021. The majority of our domestic customers’ stockpiles remain below target levels, and demand for our product remains robust.

On the export front, seaborne thermal coal markets remained volatile in the first quarter of 2022, with API2 prices averaging $234/ton compared to $67/ton in the first quarter of 2021. Global LNG prices remained elevated with the Asian spot market benchmark price (JKM) averaging $31.30/mmBtu in 1Q22, a 240% increase compared to the prior-year period. The lack of supply response has continued to be a general theme in the coal space since early 2021; however, the ongoing conflict between Russia and Ukraine, and the subsequent response to it, could contribute to extending the duration of this market tightness. Wood Mackenzie estimates that with Russia supplying 26% of the seaborne high calorific value market, “actions by individual buyers will keep the market tight”. Wood Mackenzie also points out that they expect Europe to adopt a number of short term strategies to end its dependence on Russian energy, one of which is a focus on increasing coal-fired generation. Additionally, it expects European utilities to postpone plant closures with energy flows being impacted at least through 2023.

We have continued to secure additional coal sales contracts, and, as such, we remain near fully-contracted for 2022 and have increased our 2023 sold position to 16.3 million tons.

Operations Summary

During the first quarter of 2022, we had a strong operating performance and ran our four available longwalls at the PAMC at a normalized run-rate after encountering operational and geological issues during 3Q21 and early 4Q21. Additionally, the transportation delays that limited our production in 4Q21 have steadily improved throughout 1Q22, as our transportation partners continued to improve staffing levels and move past their COVID-related labor issues. The PAMC produced 6.4 million tons in 1Q22, marking the second consecutive quarter in which we have increased our production. This compares to 7.0 million tons in the year-ago quarter. The reduction compared to the prior-year was due to running our five available longwalls in 1Q21, compared to four available longwalls in 1Q22 as we pulled back development of our fifth longwall during the COVID-19 related demand decline in 2020.

CEIX's total costs and expenses during the first quarter of 2022 were $366.5 million, compared to $310.6 million in the year-ago quarter, and CEIX’s total coal revenue during the first quarter of 2022 was $476.4 million, compared to $285.5 million in the year-ago period. Including the effects of settlements of commodity derivative instruments at a loss of $86.3 million, total realized coal revenue1 in 1Q22 was $390.1 million. The significant improvement in total realized coal revenue1, despite lower production and sales volumes compared to the prior-year quarter, was the result of an $18.21 improvement in average realized coal revenue per ton sold1 at the Pennsylvania Mining Complex as demand for our product specifically and coal markets generally have steadily strengthened since the prior-year period. Additionally, total revenue in 1Q22 was impacted by a $101.9 million pre-tax unrealized mark-to-market loss related to commodity derivative instruments, as the forward API2 curve remained volatile in the quarter. Average cash cost of coal sold per ton1 for the first quarter of 2022 was $29.91, compared to $24.44 in the year-ago quarter. The increase was due to a combination of factors, including the ongoing development work associated with the fifth longwall, significant inflationary pressures that continued to weigh on our input costs such as labor, maintenance, supply, contractor and project expenses and lower operating leverage due to less sales tonnage.

		Three Months Ended
		March 31, 2022	March 31, 2021

Total Coal Revenue	thousands	$476,368	$285,535
Settlements of Commodity Derivatives	thousands	$(86,252)	$—
Total Realized Coal Revenue[1]	thousands	$390,116	$285,535
Total Costs and Expenses	thousands	$366,501	$310,562
Total Cash Cost of Coal Sold[1]	thousands	$195,101	$166,864
Coal Production	million tons	6.4	7.0
Coal Sales	million tons	6.5	6.9
Average Realized Coal Revenue per Ton Sold[1]	per ton	$59.60	$41.39
Average Cash Cost of Coal Sold per Ton[1]	per ton	$29.91	$24.44
Average Cash Margin per Ton Sold[1]	per ton	$29.69	$16.95

CONSOL Marine Terminal Review

For the first quarter of 2022, throughput volumes at the CMT were 3.6 million tons, compared to 4.1 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $21.4 million and $10.5 million, respectively, compared to $18.2 million and $9.5 million, respectively, during the year-ago period. Despite lower throughput tonnage, terminal revenue was significantly improved in 1Q22 compared to 1Q21 as the throughput rate per ton was substantially improved due to increased export demand and commodity pricing strength. As a result, 1Q22 marked the highest terminal revenue in the history of the CMT. CMT operating cash costs1 were $5.9 million in 1Q22, compared to $5.3 million in 1Q21. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $11.6 million and $14.5 million, respectively, in the first quarter of 2022 compared to $9.1 million and $12.0 million, respectively, in the year-ago period.

Itmann Update

Our Itmann project continued to progress according to expectations during the first quarter of 2022, and the project remains on track, with preparation plant start-up and scale-up to full run-rate production expected during the second half of 2022.

•	Relocation of the existing prep plant to the Itmann site is proceeding on schedule, with disassembly of the existing plant complete and approximately 80% of the structure and equipment has already been transported to Itmann.
•	The main Itmann plant building foundations are complete and significant progress was made with structural steel erection and plant circuitry installation during 1Q22.
•	The new rail siding and mainline construction activities are well underway and are on target to meet the overall project schedule.
•	The mine produced approximately 44,000 tons of low-vol metallurgical coal (on a clean coal equivalent basis) and sold approximately 19,000 tons in 1Q22. Most of the unsold inventory from 1Q22 is scheduled for export shipment through the CMT in 2Q22.
•	We continue to grow staffing levels consistent with our production ramp-up plan for 2022.

Debt Repurchases Update

During the first quarter of 2022, CEIX made mandatory repayments of $6.5 million, $6.3 million and $0.7 million on our equipment financed debt, Term Loan A and Term Loan B, respectively. Additionally, CEIX spent $26.4 million to repurchase $25.0 million in principal amount of its second lien notes, as we continued to execute on our stated goal of reducing our total debt levels. This brings our total debt repayments and repurchases in the quarter to $38.5 million (excluding the premium paid on the second lien notes).

2022 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for full fiscal year 2022:

•	2022 targeted PAMC coal sales volume of 23.0-25.0 million tons
•	PAMC average realized coal revenue per ton sold[2] expectation of $58.00-$61.00
•	PAMC average cash cost of coal sold per ton[2] expectation of $29.00-$31.00
•	Capital expenditures (including Itmann development): $162-$195 million
•	Expect to produce between 0.3 and 0.5 million tons of coal at the Itmann Mine (on a clean coal equivalent basis) with the majority of it in 2H2022

First Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the first quarter 2022 financial and operational results, is scheduled for May 3, 2022 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-226-2859

Participant international dial in        1-412-542-4134

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the period ended March 31, 2022 on May 3, 2022. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "Adjusted EBITDA", "Free Cash Flow", "Net Leverage Ratio", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", “Total Realized Coal Revenue”, "Total Cash Cost of Coal Sold" and "Net Income Adjusted for the Effect of Unrealized Mark-to-Market Losses on Commodity Derivative Instruments" are non-GAAP financial measures and “Average Realized Coal Revenue per Ton Sold”, "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Realized Coal Revenue per Ton Sold and Average Cash Cost of Coal Sold per Ton guidance, operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~612 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.4 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Kurt Salvatori, (724) 416-8319

kurtsalvatori@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is total costs and expenses.

The following table presents a reconciliation of cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2022	2021
Total Costs and Expenses	$366,501	$310,562
Less: Freight Expense	(38,389)	(27,013)
Less: Selling, General and Administrative Costs	(37,149)	(23,964)
Less: (Loss) Gain on Debt Extinguishment	(2,122)	683
Less: Interest Expense, net	(14,352)	(15,261)
Less: Other Costs (Non-Production)	(23,434)	(18,246)
Less: Depreciation, Depletion and Amortization (Non-Production)	(7,869)	(7,883)
Cost of Coal Sold	$243,186	$218,878
Less: Depreciation, Depletion and Amortization (Production)	(48,085)	(52,014)
Cash Cost of Coal Sold	$195,101	$166,864
Total Tons Sold (in millions)	6.5	6.9
Average Cost of Coal Sold per Ton	$37.48	$31.85
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	7.57	7.41
Average Cash Cost of Coal Sold per Ton	$29.91	$24.44

We evaluate our average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold on a per-ton basis. We define average realized coal revenue per ton sold as total coal revenue, net of settlements of commodity derivatives divided by tons sold. We define average margin per ton sold as average realized coal revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average realized coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2022	2021
Total Coal Revenue (PAMC Segment)	$472,960	$284,465
Add: Settlements of Commodity Derivatives	(86,252)	—
Total Realized Coal Revenue	$386,708	$284,465
Operating and Other Costs	218,535	185,110
Less: Other Costs (Non-Production)	(23,434)	(18,246)
Total Cash Cost of Coal Sold	195,101	166,864
Add: Depreciation, Depletion and Amortization	55,954	59,897
Less: Depreciation, Depletion and Amortization (Non-Production)	(7,869)	(7,883)
Total Cost of Coal Sold	$243,186	$218,878
Total Tons Sold (in millions)	6.5	6.9
Average Realized Coal Revenue per Ton Sold	$59.60	$41.39
Average Cash Cost of Coal Sold per Ton	29.91	24.44
Depreciation, Depletion and Amortization Costs per Ton Sold	7.57	7.41
Average Cost of Coal Sold per Ton	37.48	31.85
Average Margin per Ton Sold	22.12	9.54
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	7.57	7.41
Average Cash Margin per Ton Sold	$29.69	$16.95

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as freight expense, selling, general and administrative costs, (loss) gain on debt extinguishment, depreciation, depletion and amortization of non-throughput assets, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is total costs and expenses.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2022	2021
Total Costs and Expenses	$366,501	$310,562
Less: Freight Expense	(38,389)	(27,013)
Less: Selling, General and Administrative Costs	(37,149)	(23,964)
Less: (Loss) Gain on Debt Extinguishment	(2,122)	683
Less: Interest Expense, net	(14,352)	(15,261)
Less: Other Costs (Non-Throughput)	(212,617)	(179,778)
Less: Depreciation, Depletion and Amortization (Non-Throughput)	(54,789)	(58,683)
CMT Operating Costs	$7,083	$6,546
Less: Depreciation, Depletion and Amortization (Throughput)	(1,165)	(1,214)
CMT Operating Cash Costs	$5,918	$5,332

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and unrealized mark-to-market gains or losses on commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$2,097	$11,613	$(18,160)	$(4,450)

Less: Income Tax Benefit	—	—	(3,522)	(3,522)
Add: Interest Expense, net	189	1,531	12,632	14,352
Less: Interest Income	(415)	—	(914)	(1,329)
Earnings (Loss) Before Interest & Taxes (EBIT)	1,871	13,144	(9,964)	5,051

Add: Depreciation, Depletion & Amortization	50,956	1,165	3,833	55,954

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$52,827	$14,309	$(6,131)	$61,005

Adjustments:
Stock-Based Compensation	$3,529	$168	$504	$4,201
Loss on Debt Extinguishment	—	—	2,122	2,122
Unrealized Mark-to-Market Loss on Commodity Derivative Instruments	101,902	—	—	101,902
Total Pre-tax Adjustments	105,431	168	2,626	108,225

Adjusted EBITDA	$158,258	$14,477	$(3,505)	$169,230

	Three Months Ended March 31, 2021
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$42,450	$9,149	$(25,195)	$26,404

Add: Income Tax Expense	—	—	5,185	5,185
Add: Interest Expense, net	642	1,537	13,082	15,261
Less: Interest Income	—	—	(858)	(858)
Earnings (Loss) Before Interest & Taxes (EBIT)	43,092	10,686	(7,786)	45,992

Add: Depreciation, Depletion & Amortization	54,781	1,214	3,902	59,897

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$97,873	$11,900	$(3,884)	$105,889

Adjustments:
Stock-Based Compensation	$1,312	$61	$136	$1,509
Gain on Debt Extinguishment	—	—	(683)	(683)
Total Pre-tax Adjustments	1,312	61	(547)	826

Adjusted EBITDA	$99,185	$11,961	$(4,431)	$106,715

We define net income after adjusting for the impact of unrealized mark-to-market losses on commodity derivative instruments as net (loss) income adjusted for the impact of current period unrealized mark-to-market gains or losses related to commodity derivatives. The GAAP measure most directly comparable to net income after adjusting for the impact of unrealized mark-to-market losses on commodity derivative instruments is net (loss) income.

The following table presents a reconciliation of net income after adjusting for the impact of unrealized mark-to-market losses on commodity derivative instruments to net (loss) income, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2022	2021
Net (Loss) Income	$(4,450)	$26,404
Less: Unrealized Mark-to-Market Loss on Commodity Derivative Instruments	101,902	—
Add: Effect of Income Taxes	(25,465)	—
Net Income After Adjusting for the Impact of Unrealized Mark-to-Market Losses on Commodity Derivative Instruments	$71,987	$26,404

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as stock-based compensation, unrealized mark-to-market loss on commodity derivative instruments, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	March 31, 2022	March 31, 2021
Net Income	$3,256	$10,715
Plus:
Interest Expense, net	62,433	60,776
Depreciation, Depletion and Amortization	220,640	215,714
Income Taxes	(7,410)	7,249
Stock-Based Compensation	9,324	8,074
Loss (Gain) on Debt Extinguishment	2,148	(5,202)
Unrealized Mark-to-Market Loss on Commodity Derivative Instruments	154,106	—
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(36,540)	(21,208)
Other Adjustments to Net Income	(4,070)	3,309
Consolidated EBITDA per Credit Agreement	$403,887	$279,427

Consolidated First Lien Debt	$320,134	$382,454
Senior Secured Second Lien Notes	124,107	156,957
MEDCO Revenue Bonds	102,865	102,865
PEDFA Bonds	75,000	—
Advance Royalty Commitments	4,858	2,185
Consolidated Indebtedness per Credit Agreement	626,964	644,461
Less:
Advance Royalty Commitments	4,858	2,185
Cash on Hand	222,901	91,174
Consolidated Net Indebtedness per Credit Agreement	$399,205	$551,102

Net Leverage Ratio (Net Indebtedness/EBITDA)	0.99	1.97

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021
Net Cash Provided by Operations	$148,207	$77,996

Capital Expenditures	(36,643)	(13,800)
Proceeds from Sales of Assets	6,478	8,488
Free Cash Flow	$118,042	$72,684

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.